Exhibit 99.1

Contact:	For news media - George Beichler, 610-774-5997
For financial analysts - Tim Paukovits, 610-774-4124

PPL Reports Earnings for Year-end and Fourth-quarter 2004;
Forecasts Earnings Growth for 2005

ALLENTOWN, Pa. (Feb. 2, 2005) - PPL Corporation (NYSE: PPL) today reported 2004 net income, or earnings, of $698 million, or $3.76 per share, including a net benefit of $0.05 per share from several unusual items. In 2003, the company earned $734 million, or $4.24 per share, with several unusual items providing a net benefit of $0.53 per share.

The company's 2004 earnings from ongoing operations, which exclude unusual items, were $690 million, or 7.5 percent higher than the $642 million of earnings from ongoing operations in 2003. On a per share basis, earnings from ongoing operations were $3.71 for both 2004 and 2003, reflecting the $0.24 per share dilutive impact of 12 million more shares of PPL common stock outstanding in 2004.

The company also reaffirmed its 2005 forecast of $3.80 to $4.20 per share in earnings from ongoing operations. The midpoint of PPL's 2005 forecast of earnings from ongoing operations represents an 8 percent increase over 2004 earnings from ongoing operations.

PPL continues to project a compound annual growth rate in earnings per share in the range of 3 to 5 percent over the long term and expects the continued strengthening of its balance sheet and an improving credit profile.

"PPL's continued strong results in 2004 came primarily from outstanding performance at our electricity distribution companies in the United Kingdom and the record output from our U.S. power plants," said William F. Hecht, PPL's chairman, president and chief executive officer. "Our company's performance in 2004 helped PPL's common stock price to grow nearly 1.5 times faster than the Standard & Poor's® 500 Index. We also provided a 2004 total return of 26 percent to our shareowners who reinvested their dividends."

Hecht said PPL's strong financial position and solid earnings support the company's previously announced plan to more aggressively grow its common stock dividend, which currently is $1.64 per share on an annualized basis. PPL has adopted a dividend policy that provides for growing the common stock dividend in the future at a rate that exceeds the projected rate of growth in earnings per share from ongoing operations. Hecht said PPL plans to pursue this policy until the dividend payout ratio reaches the 50 percent level, subject to the board of directors' quarterly dividend declarations based on the company's financial position and other relevant considerations at the time.

Hecht said the key contributor to the company's projection of financial growth is the $194 million annual increase in subsidiary PPL Electric Utilities' allowed delivery charges for 1.3 million electricity customers in central and eastern Pennsylvania. This increase, the first rate relief for PPL Electric Utilities since 1995, was approved by Pennsylvania's Public Utility Commission late last year and took effect on Jan. 1, 2005. For the past several years, PPL's earnings have been adversely affected by rising transmission and distribution operating costs and by necessary increases in expenditures for infrastructure improvements at PPL Electric Utilities. Hecht said that PPL Electric Utilities contributed about 10 percent of PPL Corporation's total 2004 earnings from ongoing operations of $3.71 per share.

The company's 2005 earnings forecast does not reflect any unusual items that may occur this year, such as the potential noncash, after-tax charge of approximately $47 million, or $0.25 per share, related to PPL's previously announced proposed sale of its Sundance power plant in Arizona.

Key Earnings Factors in 2004

Key factors that benefited PPL's earnings from ongoing operations in 2004 were:

  Favorable performance at PPL's electricity distribution companies in the United Kingdom, due primarily to positive currency exchange rates, lower tax expense and higher distribution margins.
  Higher energy margins in the eastern and western United States, despite higher fuel and purchased power prices. The higher margins were due primarily to a third straight year of record output from PPL's coal-fired and nuclear power plants, as well as to higher wholesale prices. PPL's power plants generated 53.9 billion kilowatt-hours of electricity in 2004, an increase of 2.9 percent compared to 2003.
  Favorable performance at PPL's electricity distribution companies in Latin America, due primarily to higher distribution margins.
  Increased electricity sales by PPL's Pennsylvania delivery business.
  Improved earnings contributions from the company's synfuels operations.
  Lower storm restoration expenses incurred by PPL's Pennsylvania electricity delivery business, due to fewer storms than in 2003.
  The positive impact to PPL's Pennsylvania electricity delivery business from the resolution of certain tax issues.

Partially offsetting the earnings drivers for 2004 were the following factors:

  Dilution to per share earnings as a result of more shares of common stock outstanding.
  Higher depreciation expense, due to an accounting change at the end of 2003 that required PPL to consolidate on its balance sheet certain power plants that previously were lease-financed.
  Higher interest and depreciation expense associated with PPL's Lower Mount Bethel power plant in Pennsylvania, which went into commercial operation in May 2004.
  Higher operation and maintenance expenses, due to higher maintenance expenses at PPL's power plants in the eastern U.S. in 2004 and insurance recoveries in 2003 that helped to offset expenses in that year.
  Lower pension income at PPL's electricity distribution companies in the U.K.

Unusual Items in 2004

Reported earnings are calculated in accordance with generally accepted accounting principles (GAAP). Earnings from ongoing operations is a non-GAAP financial measure that excludes unusual items.

PPL recorded no unusual items in the third and fourth quarters of 2004. During the first half of 2004, the company recorded an unusual noncash credit of $0.13 per share for the sale of its electricity distribution company in Brazil. During that same period, PPL also recorded three charges for unusual items: $0.03 per share for an impairment associated with an investment in a technology supplier; $0.01 per share for a previously discontinued telecommunications operation in El Salvador that was sold in the second quarter; and $0.04 per share for the sale of PPL's minority interest in CGE, a Chilean energy holding company. PPL received $123 million in cash proceeds from the CGE sale.

All unusual items for 2004 and 2003 can be found in the tables entitled "Reconciliation of Earnings from Ongoing Operations and Reported Earnings."

Fourth-quarter 2004 Earnings Results

PPL reported earnings of $177 million, or $0.93 per share, for the fourth quarter of 2004, compared to $208 million, or $1.17 per share, a year ago. There were no unusual items in the fourth quarter of 2004. Accordingly, PPL's earnings from ongoing operations for the quarter also were $0.93 per share, or $177 million, compared to $174 million, or $0.98 per share, a year ago. Despite the dollar increase in earnings from ongoing operations compared to last year's fourth quarter, the per share results are lower for this year's fourth quarter due to more shares of common stock outstanding.

In the fourth quarter of 2003, PPL recorded three unusual items resulting in a net credit of $0.19 per share.

Fourth-quarter earnings from ongoing operations in 2004 benefited from:

  Improved energy margins in the eastern U.S.
  Increased sales by PPL's Pennsylvania electricity delivery business.
  Improved earnings contributions from the company's synfuels operations.
  Favorable performance at PPL's electricity distribution companies in the United Kingdom, primarily due to positive currency exchange rates.
  The positive impact to PPL's Pennsylvania electricity delivery business from the resolution of certain tax issues.

PPL's fourth-quarter earnings in 2004 were adversely affected by:

  Dilution to per share earnings as a result of more shares of common stock outstanding.
  Higher depreciation expense, due to an accounting change at the end of 2003 that required PPL to consolidate on its balance sheet certain power plants that were previously lease-financed.
  Higher interest and depreciation expense associated with PPL's Lower Mount Bethel Energy power plant.
  The deferral, in the fourth quarter of 2003, of expenses associated with Hurricane Isabel.
  An adjustment to earnings recorded on PPL's nuclear decommissioning trust.

Earnings by Business Segment

The following chart shows ongoing earnings contributions per share from PPL's business segments for the fourth quarter and for the year ended 2004 compared to the same periods of 2003. The results for the 2004 periods reflect the dilutive effect of 12 million more shares of PPL common stock outstanding in 2004 compared to 2003.

Earnings from Ongoing Operations by Business Segment (per share) - unaudited
	4th Quarter		Year
	2004	2003	2004	2003

Supply	$0.56	$0.72	$2.30	$2.70
International	0.24	0.22	0.98	0.77
Delivery	0.13	0.04	0.43	0.24
	$0.93	$0.98	$3.71	$3.71

(See table entitled "Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings.")

2005 Earnings Forecast

PPL also reaffirmed its 2005 forecast of $3.80 to $4.20 in earnings per share from ongoing operations. PPL projects that 55 to 60 percent of its total earnings from ongoing operations in 2005 will come from its supply business segment and that 20 to 25 percent of its total earnings from ongoing operations in 2005 will come from each of its international delivery and Pennsylvania delivery business segments. The 2005 forecast reflects the dilutive effect of an increase of 4 million average shares of common stock outstanding as a result of the conversion of the Premium Equity Participating Security (PEPSSM) units to common stock in May 2004. The 2005 forecast also assumes the following key drivers and offsets:

  A combined 7.1 percent increase in distribution rates and transmission charges for PPL's Pennsylvania electricity delivery business, beginning Jan. 1, 2005.
  Modest load growth in PPL's Pennsylvania electricity delivery business.
  Flat energy margins for PPL's supply business, based on a combination of factors: an increase in the generation prices under the Pennsylvania Public Utility Commission-approved contract between PPL Electric Utilities and PPL EnergyPlus for customers who choose not to shop for an energy supplier and a full year's benefit of the 45-megawatt increase in capacity from replacing the Unit 1 turbine at the Susquehanna nuclear plant in April 2004; offset by increased costs of fuel, purchased power and emission allowances.
  Higher operation and maintenance expenses in PPL's supply business for a larger number of planned outages in the company's fleet of power plants.
  Higher operation and maintenance expenses for PPL's Pennsylvania electricity delivery business.
  Higher income tax expense in 2005 compared to 2004, due to higher earnings and a higher effective income tax rate.
  Higher depreciation expense in PPL's supply business, including a full year of depreciation associated with PPL's Lower Mount Bethel Energy plant, in Pennsylvania, which went into service in May 2004.
  An increase in pension cost at PPL's electricity distribution businesses in the United Kingdom, due to a recent actuarial valuation of the plan that reflects higher pension obligations.

Balance Sheet and Credit Positions

Hecht said PPL continues to strengthen its balance sheet and credit profile and to maintain a solid liquidity position. At year-end 2004, PPL had $682 million of cash on hand and $1.8 billion of available credit facilities. PPL expects cash on hand at the end of 2005 to be around $300 million.

The following table reflects PPL's cash flows for 2004 and projected cash flows for 2005. The 2004 amounts exclude the $123 million in proceeds from the sale of its minority interest in CGE, a Chilean electric distribution company.

	2004 (unaudited)	2005 (projected)
	(millions of dollars)

Cash from operations	$1,437	$1,380
Less: Transition bond repayment	254	265
Capital expenditures	734	830

Free cash flow before dividends	$ 449	$ 285

Several factors impact the change in cash from operations between 2004 and 2005. In 2004, cash from operations included a federal income tax refund. Additionally, cash payments for income taxes are expected to be higher in 2005 than in 2004. Other items include reductions in projected international cash from operations, resulting from increased pension fund contributions and the impact on cash flow from the regulator's rate review of PPL's affiliates in the United Kingdom. Partially offsetting these items are projected higher 2005 revenues in PPL's Pennsylvania electricity delivery business as a result of the increase in distribution rates and transmission charges that became effective Jan. 1, 2005.

PPL's projection of increased capital expenditures in 2005 is primarily due to more planned outages at the company's generation plants in 2005 than in 2004 and to increased investments in environmental equipment at those plants. PPL also expects increased capital expenditures by its domestic and international delivery businesses in 2005 to support system reliability. In the United Kingdom, these capital expenditures are reflected in the regulator's most recent rate review for PPL's affiliates there.

The company's equity to total capitalization ratio was 36 percent as of year-end 2004, using debt and equity as presented on PPL's balance sheet in accordance with GAAP. PPL's equity to total capitalization ratio, as adjusted, was 50 percent at year-end 2004. The adjusted ratio of 50 percent excludes $1.16 billion of transition bonds and $2.3 billion of debt of international affiliates that are nonrecourse to PPL.

PPL's equity to total capitalization ratio as of Dec. 31, 2005, is forecast to grow to 40 percent on a GAAP basis. This reflects an overall reduction of debt of about $600 million and about a $400 million increase in common equity through growth in retained earnings. PPL's equity to total capitalization ratio for the same period, as adjusted, is forecast to be about 55 percent. The adjusted ratio excludes $0.90 billion of transition bonds and $2.4 billion of debt of international affiliates that are non-recourse to PPL.

PPL Corporation, headquartered in Allentown, Pa., controls more than 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to nearly 5 million customers in Pennsylvania, the United Kingdom and Latin America. More information is available at www.pplweb.com.

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(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share.)

Standard & Poor's® is a registered trademark of The McGraw-Hill Companies, Inc.

PPL invites interested parties to listen to the live Internet webcast of management's teleconference with financial analysts about fourth-quarter and year-end 2004 financial results at 9 a.m. (EST) on Wednesday, Feb. 2. The teleconference is available online live, in audio format, on PPL's Internet Web site: www.pplweb.com. The webcast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at 913-981-5510.

PPL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

Condensed Consolidated Balance Sheet
(Millions of Dollars)

	Dec. 31, 2004	Dec. 31, 2003 (a)

Assets
Cash	$682	$476
Other current assets	1,622	1,544
Investments	472	586
Property, plant and equipment - net
Electric plant	10,771	10,167
Gas and oil plant	213	205
Other property	225	221

	11,209	10,593
Recoverable transition costs	1,431	1,687
Goodwill and other intangibles	1,403	1,311
Regulatory and other assets	942	926

Total assets	$17,761	$17,123

Liabilities and Equity
Short-term debt (including current portion of long-term debt)	$908	$451
Other current liabilities	1,349	1,321
Long-term debt (less current portion)	6,881	8,145
Deferred income taxes and investment tax credits	2,426	2,205
Other noncurrent liabilities	1,851	1,637
Minority interest	56	54
Preferred stock	51	51
Earnings reinvested	1,870	1,478
Other common equity	3,530	2,915
Accumulated other comprehensive loss	(323)	(297)
Treasury stock	(838)	(837)

Total liabilities and equity	$17,761	$17,123

(a)	Certain amounts have been reclassified to conform to the current year presentation.

Condensed Consolidated Income Statement
(Millions of Dollars, Except per Share Data)

	3 Months Ended Dec. 31,		12 Months Ended Dec. 31,

	2004	2003(a)(b)	2004(a)	2003(a)(b)

Operating Revenues
Utility	$984	$933	$3,900	$3,717
Unregulated retail electric and gas	27	33	114	148
Wholesale energy marketing	301	208	1,247	1,222
Net energy trading margins	4	2	22	10
Energy-related businesses	149	123	529	499

	1,465	1,299	5,812	5,596

Operating Expenses
Fuel and purchased power	416	309	1,697	1,659
Other operation and maintenance	314	314	1,243	1,201
Amortization of recoverable transition costs	65	67	257	260
Depreciation	106	94	412	380
Energy-related businesses	160	116	566	491
Taxes, other than income	63	67	250	256
Workforce reduction	0	0	0	9

	1,124	967	4,425	4,256

Operating Income	341	332	1,387	1,340
Other Income - net	(8)	12	41	58
Interest Expense (c)	132	118	523	473

Income from Continuing Operations Before
Income Taxes, Minority Interest and
Distributions on Preferred Securities	201	226	905	925
Income Taxes	22	(31)	195	170
Minority Interest	2	2	8	7
Distributions on Preferred Securities (c)	0	0	2	29

Income from Continuing Operations	177	255	700	719
Loss from Discontinued Operations (net of income taxes)	0	19	2	20

Income Before Cumulative Effects of Changes in
Accounting Principles	177	236	698	699
Cumulative Effects of Changes in Accounting
Principles (net of income taxes)	0	(28)	0	35

Net Income	$177	$208	$698	$734

Earnings per share of common stock - basic
Ongoing earnings	$0.94	$0.98	$3.72	$3.72
Unusual items	0	0.19	0.05	0.53

Net Income	$0.94	$1.17	$3.77	$4.25

Earnings per share of common stock - diluted
Ongoing earnings	$0.93	$0.98	$3.71	$3.71
Unusual items	0	0.19	0.05	0.53

Net Income	$0.93	$1.17	$3.76	$4.24

Average shares outstanding (thousands)
Basic	188,683	176,849	184,841	172,795
Diluted	189,830	177,424	185,606	173,392

(a)

Earnings in the 2004 and 2003 periods were impacted by several unusual items, as described in the text and tables of this news release. "Earnings from ongoing operations" excludes the impact of these unusual items.

(b)	Certain amounts have been reclassified to conform to the current year presentation.
(c)

Impacted by the adoption in mid-2003 of Statement of Financial Accounting Standards 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This required the reclassification of company-obligated, mandatorily redeemable preferred securities to long-term debt.

Key Indicators

Financial

	12 Months Ended Dec. 31, 2004	12 Months Ended Dec. 31, 2003

Dividends declared per share	$1.64	$1.54
Book value per share (a)	$22.42	$18.38
Market price per share (a)	$53.28	$43.75
Dividend yield (a)	3.1%	3.5%
Dividend payout ratio (b)	44%	36%
Dividend payout ratio - earnings from ongoing operations (b)(c)	44%	42%
Price/earnings ratio (a)(b)	14.2	10.3
Price/earnings ratio - earnings from ongoing operations (a)(b)(c)	14.4	11.8
Return on average common equity	18.14%	26.55%
Return on average common equity - earnings from ongoing operations (c)	18.09%	22.67%

(a)	End of period.
(b)	Based on diluted earnings per share.
(c)	Calculated using earnings from ongoing operations, which excludes the impact of unusual items, as described in the text and tables of this news release.

Reconciliation of Earnings from Ongoing Operations and Reported Earnings (Millions of dollars)
	Current Year - 2004		Last Year - 2003
	4th Qtr	Dec. YTD	4th Qtr	Dec. YTD
Earnings from Ongoing Operations	$177	$690	$174	$642
Unusual Items (net of tax):
Impairment of investment in technology supplier (Q2, '04)		(6)
Sale of CGE (Q1, '04)		(7)
Asset retirement obligation (Q1, '03)				63
Consolidation of variable interest entities (Q4, '03)			(27)	(27)
Sale of CEMAR (Q2, '04)		23
Discontinued operations (Q4, '03; Q2, '04)		(2)	(20)	(20)
CEMAR-related net tax benefit (Q4, '03)			81	81
Workforce reduction (Q3, '03)				(5)

Total Unusual Items		8	34	92

Earnings - Reported	$177	$698	$208	$734

Reconciliation of Earnings from Ongoing Operations and Reported Earnings per Share (Diluted)

	Current Year - 2004		Last Year - 2003
	4th Qtr	Dec. YTD	4th Qtr	Dec. YTD
Earnings from Ongoing Operations	$0.93	$3.71	$0.98	$3.71
Unusual Items (net of tax):
Impairment of investment in technology supplier (Q2, '04)		(0.03)
Sale of CGE (Q1, '04)		(0.04)
Asset retirement obligation (Q1, '03)				0.36
Consolidation of variable interest entities (Q4, '03)			(0.15)	(0.16)
Sale of CEMAR (Q2, '04)		0.13
Discontinued operations (Q4, '03; Q2, '04)		(0.01)	(0.11)	(0.11)
CEMAR-related net tax benefit (Q4, '03)			0.45	0.47
Workforce reduction (Q3, '03)				(0.03)

Total Unusual Items		0.05	0.19	0.53

Earnings - Reported	$0.93	$3.76	$1.17	$4.24

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings

	Current Year - 2004				Prior Year - 2003

	Supply	International	Delivery	Total	Supply	International	Delivery	Total
							ì
(millions of dollars)

Earnings from ongoing operations - 4th Qtr	$106	$46	$25	$177	$128	$39	$7	$174
Unusual Items					(27)	61		34

Earnings - reported 4th Qtr	$106	$46	$25	$177	$101	$100	$7	$208

Earnings from ongoing operations - YTD	$427	$183	$80	$690	$466	$135	$41	$642
Unusual Items	(6)	14		8	36	61	(5)	92

Earnings - reported YTD	$421	$197	$80	$698	$502	$196	$36	$734

(per share)

Earnings from ongoing operations - 4thQtr	$0.56	$0.24	$0.13	$0.93	$0.72	$0.22	$0.04	$0.98
Unusual Items					(0.15)	0.34		0.19

Earnings - reported 4th Qtr	$0.56	$0.24	$0.13	$0.93	$0.57	$0.56	$0.04	$1.17

Earnings from ongoing operations - YTD	$2.30	$0.98	$0.43	$3.71	$2.70	$0.77	$0.24	$3.71
Unusual Items	(0.03)	0.08		0.05	0.20	0.36	(0.03)	0.53

Earnings - reported YTD	$2.27	$1.06	$0.43	$3.76	$2.90	$1.13	$0.21	$4.24

Operating - Domestic Electricity Sales

(millions of kwh)
	3 Months Ended Dec. 31,				12 Months Ended Dec. 31,

	2004	2003	Percent Change		2004	2003	Percent Change

Retail
Delivered (a)	8,539	8,429	1.3%		35,825	35,407	1.2%
Supplied	9,009	8,822	2.1%		37,664	36,775	2.4%

Wholesale
East (b)	6,378	6,148	3.7%		25,040	25,439	(1.6%	)
West
Northwestern Energy	840	841	(0.1%	)	3,341	3,348	(0.2%	)
Other Montana	2,025	2,227	(9.1%	)	7,747	7,651	1.3%
PPL EnergyPlus	202	247	(18.2%	)	1,266	1,403	(9.8%	)

(a)	Electricity delivered to retail customers represents the kwh delivered to customers within PPL Electric Utilities Corporation's service territory.
(b)	Certain amounts have been reclassified to conform to the current year presentation.

"Earnings from ongoing operations" excludes the impact of unusual items. Earnings from ongoing operations should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that earnings from ongoing operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL's underlying earnings performance as another criterion in making their investment decisions. PPL's management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

"Free cash flow before dividends" should not be considered as an alternative to cash flow from operations, which is determined in accordance with GAAP. PPL believes that free cash flow before dividends is an important measure to both management and investors since it is an indicator of the company's ability to sustain operations and growth without additional outside financing beyond the requirement to fund maturing debt obligations. Other companies may calculate free cash flow before dividends in a different manner.

"Equity to total capitalization ratio" includes as equity minority interest and preferred stock as well as all of the components of common equity as presented on the balance sheet. Total capitalization is calculated as equity plus short-term debt plus long-term debt as presented on the balance sheet.

"Adjusted equity to total capitalization ratio" excludes transition bonds issued by PPL Transition Bond Company LLC under the Pennsylvania Electricity Generation Customer Choice and Competition Act and excludes debt of international affiliates, which are nonrecourse to PPL. The adjusted equity to total capitalization ratio should not be considered as an alternative to an equity to total capitalization ratio using debt and equity balances as reflected on the balance sheet. PPL believes that this adjusted equity ratio is useful to investors because it provides them with another indicator of credit quality. The adjusted equity to total capitalization ratio focuses primarily on debt that is recourse to PPL. Other companies may present adjusted equity ratios in a different manner.

Statements contained in this news release, including statements with respect to future earnings, energy prices, margins and sales, growth, revenues, expenses and pension costs, cash flows, cash on hand, dividends, credit profile, electric rates, corporate strategy, capital expenditures, accounting treatment, business dispositions and generating capacity, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather conditions affecting customer energy usage; competition in retail and wholesale power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; political, regulatory or economic conditions in states, regions and countries where PPL Corporation or its subsidiaries conduct business; receipt of necessary governmental permits, approvals and rate relief; the outcome of litigation against PPL Corporation and its subsidiaries; capital market conditions; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; foreign exchange rates; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

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Note to Editors: Visit PPL's media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.